xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Road Show Presentation Solving the Spectrum Crisis Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333 - 191867 November 1, 2013

2 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Free Writing Prospectus Disclosure Link to documents on www.sec.gov On November 1, 2013, the issuer, xG Technology, Inc., filed a Registration Statement on Form S - 1/A Amendment No. 1 (Registration No. 333 - 191867) with the Securities and Exchange Commission (the “SEC”) with respect to the offering to which this presentation relates. A copy of the preliminary prospectus for the offering is included in that registration statement. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov . Alternatively, copies of the preliminary prospectus and, when available, the final prospectus relating to the offering may be obtained from Aegis Capital Corp., Prospectus Department, 810 Seventh Ave., 11 th Floor, New York, NY 10019, telephone: 212 - 813 - 1010, e - mail: prospectus@aegiscap.com ; or Feltl and Company, Inc., Prospectus Department, 800 LaSalle Avenue, Suite 2100, Minneapolis, MN, 55402, telephone: 612 - 492 - 8800, e - mail: prospectus@feltl.com .

3 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Safe Harbor Statement Certain statements contained in this material are forward - looking statements. These forward - looking statements are based on the current expectations of the management of xG Technology only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward - looking statements, including the risks and uncertainties related to the progress, timing, cost, future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources, or patent protection for our products and commercialization activities, and others, all of which could cause the actual results or performance of xG Technology to differ materially from those contemplated in such forward - looking statements. Except as otherwise required by law, xG Technology undertakes no obligation to publicly release any revisions to these forward - looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting xG Technology, reference is made to the Registration Statement on Form S - 1 filed with the Securities and Exchange Commission (Registration No. 333 - 191867) which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward - looking statements. Please refer to the above - referenced Registration Statement for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward - looking statements. xG Technology undertakes no obligation to update or revise any forward - looking statements.

4 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Offering Summary Issuer xG Technology, Inc. Ticker NASDAQ: XGTI Offering Size Approximately $10 million (15% over-allotment) Securities Offered Common Stock Use of Proceeds Working capital, product development, marketing activities, expanding the sales organization and funding the set-up of contract manufacturing production lines Bookrunners Aegis Capital Corp and Feltl and Co.

5 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com About xG Technology THE COMPANY • 10 years experience developing wireless communications technologies • Headquartered in Sarasota, FL; engineering facilities in Fort Lauderdale, FL • 70 employees (50 in engineering) • Broad IP portfolio: 64 US patent matters (47 issued) 142 international (68 issued) • Shares are traded on NASDAQ (symbol: XGTI) OUR PROPRIETARY XMAX COGNITIVE RADIO TECHNOLOGY • Allows all wireless devices to automatically identify and utilize available frequencies to ensure optimal communications • Contains end - to - end IP architecture supports all applications/ services/technologies • Is robust enough to exploit unlicensed, licensed and shared spectrum • Is spectrum agnostic, meaning that it can be tuned to operate in any band • Mitigates interference found in crowded wireless communication environments

Management Team

XMax®

OPERATIONS



George Schmitt
CEO, MBTH (xG parent co.)
- *Chairman Board xG*
- *40+ years wireless comms.*
- *Mannesman, Omnipoint, AirTouch*



Richard L. Mooers
Director
- *xG cofounder*
- *Board Member, MBTH*
- *20+ years finance/merchant bkg.*



John C. Coleman
CEO
- *Col., USMC (ret)*
- *Expert, DoD wireless comms.*



Roger G. Branton
CFO
- *xG cofounder*
- *20+ yrs. finance/merchant bkg.*



James Woodyatt
President
- *20+ years investment bkg.*
- *Expertise in private equity & international sales*



Rick Rotondo
VP Marketing
- *Cofounder, Spectrum Bridge*
- *Motorola, Lucent, Mesh Networks*



Chris Whiteley
VP Bus. Dev.
- *10+ years wireless networking*
- *@Link Networks*

ENGINEERING/TECHNICAL



Joseph Bobier
CTO
- *xG cofounder*
- *Inventor of xG's core technology*
- *Holder of 30+ patents*



Scott Garlington
VP of Engineering
- *25+ years voice/data/wireless comms.*
- *Motorola, Lucent, Mesh Networks*



Pertti Alapuranen
Director, Systems Design
- *20+ years wireless comms.*
- *Motorola, Mesh Networks, Nokia*



Mike Johnson
Senior Product Manager
- *25+ years wireless comms.*
- *Motorola, Mesh Networks, SkyTel*

xG TECHNOLOGY, INC.

xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved.
www.xgtechnology.com

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7 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Source: Rysavy Research Problem Wireless demand will far exceed capacity in only three years time • Global mobile data traffic will increase 18X from 2011 to 2016 , 50% CAGR by 2018 • Driven by: • Increased use of smart devices • Compelling content & apps Sources: FCC, Cisco, Ericsson Solution: xMax systems from xG Technology Demand vs. Capacity

8 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Cognitive Radio Solution xMax ‘sees through’ the spectrum clutter, eliminates interference, and allows optimal use of licensed and unlicensed spectrum Solution: xMax systems from xG Technology Provides benefits to users that have spectrum as well as those who do not Identifies optimum available spectrum to transmit and/or receive signals Instantly finds alternative channels if interference is detected on current frequency Able to exploit licensed and unlicensed spectrum Can operate in crowded and/or shared spectrum bands

Leader in Cognitive Radio

- xG's cognitive radio network solution surpasses competitors' offerings by extending the capabilities of Dynamic Spectrum Access



xG's Cognitive Radio Network Solution
Extent of Competitors' Cognitive Radio Technology
System on a Chip
MANET
(Mobile Ad-Hoc Network)
Variable Channel Width
Self Organizing Networks
Interference Mitigation
MIMO
(Multiple input – multiple output)
Dynamic Spectrum Access
2016
2014
2013
2012
2011
2008

xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved.
www.xgtechnology.com

9

Cumulative Addressable Market = $35B



Cumulative Addressable Market = $35B
Incumbent Carriers - $13B
Cable - $3B
LTE - $2B
Utilities/Smart Grid - $4B
Security - $5B
DoD/Public Safety/DHS - $7B
Rural Telcos - $1.2B
Time to Market Penetration

Sources: nationalpriorities.org, ntca.org, energy.gov, uscensus.gov, fema.gov, dhs.gov, shieldsecurity.net, infonetics.com, visiongain.com
Key: Size of market and dollar value of respective markets

= markets xG has received orders

xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved.
www.xgtechnology.com

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11 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com • Key Supplier Relationships Now Online – Validated circuit board assemblies from key supply chain partners • Completed Internal Production Run of xMax Equipment – Tested and confirmed final assembly, configuration and QC processes prior to releasing volume build orders • Successfully Deployed Cognitive Radio Beta Network with FL Rural Broadband Provider – Multiple access point deployment provides key feedback on system performance and features in a typical rural wireless installation • Received Necessary FCC Certifications for xMod, xVM and xAP (10/7/2013) – Allows full commercial production and delivery of all core cognitive radio components to customers • First Fulfilled Delivery Against Order Backlog – Shipped world’s first complete cognitive system to Walnut Hill Telephone Co. Key Milestones Since July NASDAQ Listing

12 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Market Development 2013 Current

13 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com DoD/PUBLIC SAFETY/DHS DHS $6M RURAL TELECOM $18.3M OTHER $10.9M TELEMEDICINE Booked business secured by purchase order or purchase contract Backlog: $35.24M

14 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Steps to Fulfilling Backlog • Order Inventory • Set up Contract Manufacturing • xG to initially run in parallel with CM • Tropical Assemblies selected as primary CM with Profab as secondary for parallel builds/redundancy - risk reduction • Approved by several large Fortune 500 OEM’s - L - 3, Harris, SAIC, HEICO, IDEX • P&L Services Portfolio – Ext. Warranty & Deployment Eng. • Depot repair partners ( iTek Services & Sanmina) have been selected • Deployment engineering partners selected (Wireless Facilities, Inc. Teleworx )

15 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Beyond the Backlog • Continued Advancement in Products • New features - self - organizing networks, higher data rates, new frequencies • Expand intellectual property portfolio • Grow Sales & Marketing • Vertical Strategy/Geographical

16 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Weekly Field Engagements • Nov 5 th - Dept. of Commerce Innovative Spectrum Technology Day Demonstration (Washington, DC) • Nov 7 th - NYC Office of Emergency Management Field Demonstration (Brooklyn, NY) • Nov 8 th - Indiana County Office of Emergency Management pilot network deployment (Indiana, PA)

17 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Capitalization Table (1) Assumes 3,533,569 shares priced at $2.83/share Security As of Nov 1, 2013 Pro Forma Post Offering % Fully Diluted Common Shares 12,645,138 12,645,138 60.2% Offering Shares (1) 3,533,569 16.8% Basic Shares Outstanding 12,645,138 16,178,707 Outstanding Warrants 4,148,976 4,148,976 19.7% Outstanding Options 680,847 680,847 3.2% Fully Diluted Shares Outstanding 17,474,961 21,008,530 100.0%

18 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Pro Forma Balance Sheet 16,538 authorized, 14,333,195 shares issued and outstanding, pro forma as adjusted

19 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Income Statement